Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186111

ARC REALTY FINANCE TRUST, INC.
SUPPLEMENT NO. 14, DATED FEBRUARY 3, 2015,
TO THE PROSPECTUS, DATED APRIL 22, 2014

This prospectus supplement, or this Supplement No. 14, is part of the prospectus of ARC Realty Finance Trust, Inc., or the Company, dated April 22, 2014, or the Prospectus, as supplemented by Supplement No. 12, dated January 16, 2015, or Supplement No. 12, and Supplement No. 13, dated January 29, 2015, or Supplement No. 13. This Supplement No. 14 supplements and modifies certain information contained in our Prospectus, Supplement No. 12 and Supplement No. 13 and should be read in conjunction with our Prospectus, Supplement No. 12 and Supplement No. 13. This Supplement No. 14 will be delivered with the Prospectus, Supplement No. 12 and Supplement No. 13. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Defined terms used herein shall have the meaning ascribed to those terms in the Prospectus, as supplemented from time to time, unless the context otherwise requires:

The purposes of this Supplement No. 14 are to:

•	update certain operating information, including disclosure relating to the engagement of KPMG LLP as our independent registered public accounting firm and an update to our investment summary; and
•	update disclosure relating to a change in our independent registered public accounting firm.

OPERATING INFORMATION

Engagement of KPMG LLP as Independent Registered Public Accounting Firm

On February 2, 2015, we engaged KPMG LLP, or KPMG, as our new independent registered public accounting firm for the fiscal year ended December 31, 2014. Our audit committee participated in and approved the decision to appoint KPMG.

During our two most recent fiscal years and the subsequent interim period from January 1, 2015 through February 2, 2015, neither we nor anyone acting on our behalf consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Investment Summary

Our loans receivable portfolio was comprised of the following as of February 2, 2015 (in thousands):

Description	Location	Date of Investment	Initial Maturity Date	Coupon	Original Face Amount	Current Face Amount	Premium (Discount)	Carrying Value
W Hotel Minneapolis	MN	May 15, 2013	May 5, 2023	Fixed	$6,500	$6,361	$(2,250)	$4,111
Regency Park Apartments	TX	September 3, 2013	August 31, 2018	Fixed	5,000	5,000	42	5,042
121 West Trade	NC	September 27, 2013	August 31, 2016	Floating	9,000	9,000	50	9,050
545 Madison Avenue	NY	December 20, 2013	January 6, 2024	Fixed	5,000	5,000	70	5,070
US Student Housing Portfolio	Various	December 27, 2013	January 5, 2024	Fixed	4,000	4,000	56	4,056
Burger King Portfolio	Various	March 4, 2014	March 31, 2024	Fixed	10,000	10,000	-	10,000
Four Seasons Las Colinas	TX	March 27, 2014	March 9, 2016	Floating	11,000	11,000	29	11,029
Element Hotel DFW	TX	March 28, 2014	August 1, 2018	Fixed	3,000	3,000	20	3,020
Green Hills	PA	April 10, 2014	May 1, 2019	Fixed	7,000	7,000	31	7,031
Cardinal Portfolio	FL	May 13, 2014	November 6, 2016	Floating	5,410	5,500	20	5,520
4550 Van Nuys	CA	May 14, 2014	June 9, 2017	Floating	11,450	11,450	(65)	11,385
Pinnacle	TX	June 10, 2014	June 1, 2024	Fixed	1,963	1,962	9	1,971
Riverwalk	IL	June 10, 2014	May 9, 2016	Floating	10,000	10,000	18	10,018
Remington	TX	June 16, 2014	July 1, 2024	Fixed	3,480	3,480	17	3,497
KinderCare	Various	June 27, 2014	July 9, 2016	Floating	12,300	3,389	(29)	3,360
Fairmont	CA	June 30, 2014	June 9, 2016	Floating	35,000	35,000	123	35,123
208 South LaSalle 1st	IL	July 2, 2014	July 2, 2015	Floating	14,000	14,000	(154)	13,846
208 South LaSalle Mezz	IL	July 2, 2014	July 2, 2017	Floating	7,000	7,000	(31)	6,969
1154 Sonora Court	CA	July 31, 2014	July 31, 2017	Floating	5,350	5,350	(10)	5,340
Thornton Buildings	CA	August 13, 2014	August 14, 2017	Floating	31,050	31,050	(157)	30,893
Hotel Madeline	CO	August 25, 2014	August 25, 2019	Floating	29,000	31,589	(132)	31,457
Lincoln Park West	IL	September 10, 2014	September 14, 2017	Floating	9,450	9,450	(43)	9,407
Hampton Inn JFK	NY	September 19, 2014	September 14, 2016	Floating	12,000	12,000	50	12,050
The Landing	NC	September 22, 2014	September 14, 2016	Floating	5,000	5,000	21	5,021
1301 W. Madison	IL	September 29, 2014	September 29, 2017	Floating	7,460	7,460	(44)	7,416
Holiday Inn Express New Orleans	LA	September 29, 2014	October 9, 2017	Floating	6,990	7,847	(59)	7,788

Description	Location	Date of Investment	Initial Maturity Date	Coupon	Original Face Amount	Current Face Amount	Premium (Discount)	Carrying Value
Glenborough Portfolio	Various	September 30, 2014	August 1, 2016	Floating	45,000	45,000	187	45,187
United Healthcare	NV	October 8, 2014	October 6, 2019	Fixed	9,000	9,000	43	9,043
Raleigh Office	NC	October 10, 2014	October 31, 2017	Floating	5,100	5,100	—	5,100
Southern Shores Marketplace	NC	October 20, 2014	November 9, 2017	Floating	11,800	11,800	(60)	11,740
Denver Highlands	CO	October 30, 2014	November 9, 2017	Floating	22,150	22,150	(264)	21,886
2 International Drive	NH	October 30, 2014	November 9, 2016	Floating	9,150	9,150	(58)	9,092
3000 S. Robertson	CA	November 6, 2014	November 9, 2017	Floating	14,200	14,200	(20)	14,180
3 Gateway Center	NJ	December 3, 2014	December 3, 2018	Floating	34,500	34,500	(357)	34,143
1345 Moffett Park	CA	December 8, 2014	December 8, 2017	Floating	11,400	11,400	(13)	11,387
Summit Rancho	CA	December 9, 2014	September 6, 2024	Fixed	10,000	10,000	(542)	9,458
Kercheval Place	MI	December 19, 2014	December 19, 2017	Floating	9,600	9,600	(73)	9,527
Hillcrest Oaks	TX	December 30, 2014	December 30, 2017	Floating	9,180	9,180	(102)	9,078
Rogers Park	IL	January 12, 2015	February 19, 2018	Floating	6,500	6,500	(57)	6,443
Reston International	VA	January 29, 2015	February 9, 2019	Floating	24,500	24,500	(226)	24,274
Stony Point	VA	January 30, 2015	January 30, 2019	Floating	11,450	11,450	(82)	11,368
Village at Stratford	OK	January 30, 2015	January 30, 2018	Floating	12,840	12,840	(98)	12,742
Red Tail Canyon	OR	February 2, 2015	February 2, 2018	Floating	8,600	8,600	(67)	8,533
					$522,373	$516,858	$(4,207)	$512,651

Additionally, as of February 2, 2015, we had eight CMBS investments with a fair value of approximately $50.2 million.

PROSPECTUS UPDATES

Change in Auditor

The following disclosure hereby replaces the last paragraph of the section entitled “Change in Independent Registered Public Accounting Firm” as added in Supplement No. 13.

“On February 2, 2015, we engaged KPMG LLP, or KPMG, as our new independent registered public accounting firm for the fiscal year ended December 31, 2014. Our audit committee participated in and approved the decision to appoint KPMG.

During our two most recent fiscal years and the subsequent interim period from January 1, 2015 through February 2, 2015, neither we nor anyone acting on our behalf consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).”